Exhibit 99.1

Penumbra, Inc. Appoints Thomas C. Wilder to its Board of Directors

ALAMEDA, Calif., December 19, 2016 /PRNewswire/ – Penumbra, Inc. (NYSE: PEN) today announced that Thomas C. Wilder has been appointed to its Board of Directors, effective January 13, 2017. Mr. Wilder will serve on the board for a term expiring at Penumbra’s 2019 annual meeting of stockholders.

Mr. Wilder has over 30 years of experience, having most recently led Sequent Medical, Inc., a company dedicated to the development of innovative catheter-based neurovascular technologies, as its CEO for the past six years. Prior to joining Sequent, Mr. Wilder served as the President and CEO of PhotoThera, Inc., a company that was developing a unique therapy for acute ischemic stroke patients. Prior to this, Mr. Wilder served as the President and CEO of MicroTherapeutics, Inc. (MTIX), a company also focused on the neurovascular space. In addition, Mr. Wilder served in positions of increasing responsibility at Medtronic, Inc. from 1991 through 2002, most recently as Vice President and General Manager of its endovascular stent grafts division. Mr. Wilder began his career in the Financial Statement Audit Practice of Price Waterhouse, where he worked from 1986 to 1989.
Mr. Wilder currently serves on the Board of Directors of Benvenue Medical, Inc. and Endologix, Inc. (ELGX).

“We are pleased to be adding Tom to our board. He brings deep development, commercial, and financial experience across both high growth and large, established medical device organizations. He is a medical device industry leader who will add great value to Penumbra as we continue to grow and scale our business,” said Adam Elsesser, Chairman, Chief Executive Officer and President.

“I am delighted to join one of the most innovative companies in the medical device industry,” said Mr. Wilder. “I have closely followed Penumbra’s progress over the years, and have been impressed. I am excited to join the Board in this capacity.”

In connection with Mr. Wilder’s appointment, Walter Wang (Wang Ventures) is stepping down from the Board of Directors of Penumbra, where he serves on the Audit and Executive Committees and as chair of the Compensation Committee. His resignation is effective January 13, 2017. “Walter has been an integral part of Penumbra since our founding in 2004, both as an investor and then as a board member,” said Mr. Elsesser. “We are extremely thankful for his contributions to our success.”

With the concurrent arrival and departure of these directors, the Penumbra Board of Directors will be comprised of five directors, three of whom are independent. Mr. Wilder will serve as the Chair of the Compensation Committee and as a member of the Audit, Executive and Nominating and Corporate Governance Committees.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global interventional therapies company that designs, develops, manufactures and markets innovative medical devices. The company has a broad portfolio of products that address challenging medical conditions and significant clinical needs across two major markets, neuro and peripheral vascular. Penumbra sells its products to hospitals primarily through its direct sales organization in the U.S., most of Europe, Canada and Australia, and through distributors in select international markets. Penumbra and the Penumbra logo are trademarks of Penumbra, Inc.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com

Source: Penumbra, Inc.